                                                                      EXHIBIT 12

                ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                         (in thousands, except ratios)
                                  (Unaudited)

                                                                  Six months
                                Years ended December 31,        ended June 30,
                          ------------------------------------- ---------------
                          1996  1997   1998     1999     2000    2000    2001
                          ---- ------ ------- -------- -------- ------- -------
Earnings available for
 fixed charges:
 Income before income
  tax provision.......... $428 $1,537 $83,583 $ 95,089 $123,098 $51,127 $44,400
 Fixed Charges...........  395    321   3,587   39,651  102,346  46,193  50,773
                          ---- ------ ------- -------- -------- ------- -------
   Total................. $823 $1,858 $87,170 $134,740 $225,444 $97,320 $95,173
                          ==== ====== ======= ======== ======== ======= =======
Fixed Charges:
 Interest expense (a).... $224 $  208 $ 1,054 $ 35,618 $ 88,101 $39,686 $42,555
 Interest portion of
  rent expense (b).......  171    113   2,533    4,033   14,245   6,507   8,218
                          ---- ------ ------- -------- -------- ------- -------
   Total................. $395 $  321 $ 3,587 $ 39,651 $102,346 $46,193 $50,773
                          ==== ====== ======= ======== ======== ======= =======
Ratio of earnings to
 fixed charges........... 2.08   5.79   24.30     3.40     2.20    2.11    1.87

--------
(a) Includes amortization of deferred debt issue costs and original issue discount.
(b) Interest portion of rent expense is estimated at one third of rent expense.